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                                                                     Exhibit 3.7

                                State of Missouri
                    Rebecca McDowell Cook, Secretary of State
                     P.O. Box 778, Jefferson City, Mo. 65102
                              Corporation Division

                     Amendment of Articles of Incorporation
                         (To be submitted in duplicate)

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1. The present name of the Corporation is American Loose Leaf/Business Products, Inc.

     The name under which it was originally organized was American Loose Leaf Binder Co.

2. An amendment to the Corporation's Articles of Incorporation was adopted by the shareholders on September 25, 1998

3.   The Articles of Incorporation are amended as set forth below:

         See attached "Amended in Their Entirety Articles of Incorporation"

Corp.#44 (12-94) (If more than one article is to be amended or more space is needed attach fly sheet.)


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4.   Of the 100 shares outstanding, 100 of such shares were entitled to vote on such amendment. The number of outstanding shares of any class entitled to vote thereon as a class were as follows:

            Class                                   Number of Outstanding Shares
             Common Stock                                    100

5.   The number of shares voted for and against the amendment was as follows:

            Class              No. Voted For        No. Voted Against
             Common Stock          100

6. If the amendment changed the number or par value of authorized shares having a par value, the amount in dollars of authorized shares having a par value as changed is: 10,000

     If the amendment changed the number of authorized shares without par value, the authorized number of shares without par value as changed and the consideration proposed to be received for such increased authorized shares without par value as are to be presently issued are:

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, or a reduction of the number of authorized shares of any class below the number of issued shares of that class, the following is a statement of the manner in which such reduction shall be effected:
     Upon the effectiveness of this amendment, the 100 shares of Common Stock, par value $100 per share of the corporation (the "Old Stock"), that are issued and outstanding shall be converted into 1,000 issued shares of Common Stock, no par value per share, of the corporation (the "New Stock"), on the basis of ten shares of New Stock for each share of Old Stock. Upon the effectiveness of this amendment, holders of issued shares of the Old Stock, upon surrendering certificates evidencing the issued shares of Old Stock for cancellation, shall be entitled to receive certificates for shares of the New Stock on the basis set forth above.


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  IN WITNESS WHEREOF, the undersigned, Kathleen M. Delaney, its Vice President has executed this instrument and Mark D. Director, its Assistant Secretary has affixed its corporate seal hereto and attested said seal on the 25th day of September, 1998.

             Place
    CORPORATE SEAL
             Here
(If no seal, state "None.

                                     American Loose Leaf/Business Products, Inc.
                                     -------------------------------------------
                                                      Name of Corporation

 ATTEST:

 By:    /s/ Mark D. Director         By:    /s/ Kathleen M. Delaney
   ----------------------------         ---------------------------
        Assistant Secretary                 Vice President

 I, Scarlett Bates a Notary Public, do hereby certify that on this 21st day of September, 1998, personally appeared before me Kathleen M. Delaney and Mark D. Director who, being by me first duly sworn, declared that they are the Vice President and Assistant Secretary of American Loose Leaf /Business Products, Inc., that they signed the foregoing documents as Vice President and Assistant Secretary of the corporation, and that the statements therein contained are true.

(Notarial Seal)

                                            /s/ Scarlett Bates
                                            -----------------------------------
                                            Notary Public

                                            My Commission Expires April 30, 1999


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                            AMENDED IN THEIR ENTIRETY
                            ARTICLES OF INCORPORATION
                                       OF
                   AMERICAN LOOSE LEAF/BUSINESS PRODUCTS, INC.

American Loose Leaf/Business Products, Inc., a corporation organized and existing under the General and Business Corporation Law of Missouri, hereby amends in its entirety its Articles of Incorporation in the following manner:

ARTICLE 1: The name of the corporation is US Office Products, Midwest District,
           Inc.

ARTICLE 2: The name of the registered agent in this state is The Corporation
           Company and address, including the street and number, if any of the corporation's registered office in this state is 120 South Central, Clayton, MO 63105.

ARTICLE 3: The aggregate number, class and par value, of shares which the corporation shall have the authority to issue shall be 1,000 shares of Common Stock with no par value.

ARTICLE 4: The number of directors to constitute the board of directors shall be three.

ARTICLE 5: The duration of the corporation is perpetual.

ARTICLE 6: The corporation is formed for the following purposes: to do any and all things as are necessary, convenient, or proper for, or incidental to, the attainment of the purposes, objects and purposes of the corporation, insofar as such acts are permitted to be done by a corporation organized under the General Corporation Laws of the State of Missouri, and in general to carry on any other business in connection therewith otherwise not being forbidden by the laws of the State of Missouri and with all the powers conferred upon corporations by the laws of the State of Missouri.

ARTICLE 7: The original incorporator's name and address are as follows:

                  Paul Mendelson
                  3 Spoede Woods Drive
                  Creve Coeur, MO  63141

                  Harry Mendelson
                  14001 Augusta Drive
                  Chesterfield, MO  63017

                  David Mendelson
                  7805 Gannon Avenue
                  Univeristy City, MO  63130

                  Albert Mendelson
                  7620 Gannon Avenue
                  University City, MO  63130